Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(312) 781-2979

TARGET CORPORATION  AUGUST  SALES

UP 12.4 PERCENT

                MINNEAPOLIS, September 4, 2003—Target Corporation today reported that its net retail sales for the four weeks ended August 30, 2003 increased 12.4 percent to $3.632 billion from $3.231 billion for the four-week period ended August 31, 2002. Comparable-store sales increased 5.7 percent from fiscal August 2002.

“Sales at Target Corporation were above plan in August, driven by well-above-plan sales at Target Stores,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We are encouraged by this recent strength in sales at our Target division, and we remain comfortable with our previous guidance for third quarter earnings.”

	Sales	Total Sales	Comparable Stores% Change
	(millions)	% Change	This Year	Last Year
August
Target	$3,116	15.9	8.3	0.5
Mervyn’s	292	(8.2)	(8.9)	(2.5)
Marshall Field’s	165	(8.5)	(7.3)	(3.5)
Other	59	32.9	na	na
Total	3,632	12.4	5.7	(0.1)

Year-to-date
Target	$20,858	10.7	2.8	4.8
Mervyn’s	1,835	(7.4)	(7.8)	(3.2)
Marshall Field’s	1,260	(5.2)	(4.2)	(2.5)
Other	304	41.2	na	na
Total	24,257	8.5	1.4	3.5

                Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,519 stores in 47 states.  This included 1,191 Target stores, 266 Mervyn’s stores and 62 Marshall Field’s stores.

                Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2002 Form 10-K.

                Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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